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                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)



                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2000
                                                              ------------------
EARNINGS BEFORE FIXED CHARGES:
Income before income taxes and minority interest                    $    745
Plus:  Fixed charges                                                     348
Less:  Equity income in unconsolidated affiliates                         14
       Minority interest                                                  95
                                                                    --------
Earnings available to cover fixed charges                           $    984
                                                                    ========

FIXED CHARGES (1):
Interest, including amortization of deferred
   financing costs                                                  $    211
Minority interest                                                         95
Interest portion of rental payment                                        42
                                                                    --------
Total fixed charges                                                 $    348
                                                                    ========
RATIO OF EARNINGS TO FIXED CHARGES (2)                                  2.83
                                                                    ========

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(1)  Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).
(2) Income before income taxes and minority interest includes other charges of $90 million. Excluding such charges, the ratio of earnings to fixed charges is 3.09x.

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